UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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CHURCHILL DOWNS INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCHILL DOWNS INCORPORATED

700 CENTRAL AVENUE

LOUISVILLE, KENTUCKY 40208

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2009

To the Shareholders of

Churchill Downs Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Churchill Downs Incorporated (the “Company”), a Kentucky corporation, will be held at Churchill Downs Racetrack, 700 Central Avenue, Louisville, Kentucky, on Thursday, June 18, 2009, at 10:00 a.m., E.D.T. for the following purposes:

I.	To elect four (4) Class I Directors for a term of three (3) years (Proposal No. 1);

II.	To ratify the appointment of James F. McDonald and R. Alex Rankin as Class II directors, serving terms expiring at the Company’s 2010 Annual Meeting of Shareholders (Proposal No. 2);

III.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009 (Proposal No. 3);

IV.	To approve the material terms of the performance goals and maximum awards payable as established by the special Subcommittee of the Compensation Committee of the Board of Directors for the payment of compensation to Robert L. Evans, William C. Carstanjen, William E. Mudd, and Steven P. Sexton under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (Proposal No. 4); and

V.	To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

The close of business on April 14, 2009 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith or vote by telephone or over the Internet.

By Order of the Board of Directors.

REBECCA C. REED

Senior Vice President and Secretary

April 28, 2009

CHURCHILL DOWNS INCORPORATED

700 CENTRAL AVENUE

LOUISVILLE, KENTUCKY 40208

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on June 18, 2009

The enclosed Proxy is being solicited by the Board of Directors (the “Board of Directors”) of Churchill Downs Incorporated (the “Company”) to be voted at the 2009 Annual Meeting of Shareholders to be held on Thursday, June 18, 2009, at 10:00 a.m., E.D.T. (the “Annual Meeting”), at Churchill Downs Racetrack, 700 Central Avenue, Louisville, Kentucky, and any adjournments thereof. This solicitation is being made primarily by mail and at the expense of the Company. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Proxy and this Proxy Statement are being sent to shareholders on or about April 28, 2009.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on April 14, 2009, are entitled to notice of and to vote at the Annual Meeting. On that date, 13,580,565 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Under the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the Kentucky statutes, abstentions and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

If the enclosed Proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A SHAREHOLDER DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY THE SHAREHOLDER’S PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER “ELECTION OF DIRECTORS;” (II) FOR THE RATIFICATION OF THE APPOINTMENT OF JAMES F. MCDONALD AND R. ALEX RANKIN AS CLASS II DIRECTORS, SERVING TERMS EXPIRING AT THE COMPANY’S 2010 ANNUAL MEETING OF SHAREHOLDERS; (III) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009; AND (IV) FOR APPROVAL OF THE PERFORMANCE GOALS FOR AND MAXIMUM AWARDS PAYABLE TO ROBERT L. EVANS, WILLIAM C. CARSTANJEN, WILLIAM E. MUDD AND STEVEN P. SEXTON UNDER THE COMPANY’S AMENDED AND RESTATED 1997 INCENTIVE COMPENSATION PLAN AND, (V) IN THE DISCRETION OF THE PERSON OR PERSONS VOTING THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Shareholders may also vote by telephone or over the Internet. Please refer to the instructions on your proxy card or the information forwarded by your bank, broker or other holder of record. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on June 17, 2009.

Revocation of Proxy

A proxy may be revoked at any time before the shares it represents are voted by giving written notice of revocation to the Secretary of the Company at 700 Central Avenue, Louisville, Kentucky 40208, and such revocation shall be effective for all votes after receipt or by delivery of a properly executed, later-dated proxy, including an Internet or telephone vote, or by voting in person at the Annual Meeting.

Important Information Regarding Delivery of Proxy Materials

What is “Notice and Access”?

The Securities and Exchange Commission has adopted amendments to the proxy rules that change how companies must provide proxy materials. Under these new rules, often referred to as the “notice and access” model, companies can elect to make materials available to shareholders using either the “notice only” or “full set delivery” options. A company may use either option for all of its shareholders or may use one method for some shareholders and the other method for others. As an “accelerated filer,” the Company must comply with these new rules in connection with its 2009 Annual Meeting of Shareholders.

What is the “Full Set Delivery” Option?

Under this option, a company continues to provide all proxy materials as it did prior to the change in the proxy rules. Materials may be provided in paper form and sent via mail or, if a shareholder has previously elected, may be provided in electronic form and sent via e-mail. In addition to delivering materials to shareholders, the Company is now obligated to post all proxy materials on a publicly available website and provide information to shareholders about how to access that website.

In connection with its 2009 Annual Meeting of Shareholders, the Company has elected to use the “full set delivery” option. Accordingly, each shareholder will receive the Company’s proxy materials by mail or, if previously agreed to by a shareholder, by e-mail. These proxy materials include the Notice of Annual Meeting of Shareholders, proxy statement, proxy card and Annual Report. These materials are also available at http://www.churchilldownsincorporated.com/proxy.

What is the “Notice Only” Option?

Under this option, a Company posts all of its proxy materials on a publicly available website. Instead of delivering proxy materials to shareholders via mail or e-mail, the Company delivers a “Notice of Internet Availability of Proxy Materials.” This notice includes, among other matters: (i) information on the date and time of the annual meeting of shareholders and items to be considered at such meeting; (ii) information regarding the website where the proxy materials are posted; and (iii) various methods by which a shareholder may request paper or electronic copies of the proxy materials. If a shareholder requests paper copies of proxy materials, these materials must be sent to the shareholder within three (3) business days via first-class mail.

Will the Company Use the “Notice Only” Option in the Future?

Although the Company has elected to use the “full set delivery” option in connection with the 2009 Annual Meeting of Shareholders, it may choose to use the “notice only” option in the future. By reducing the amount of materials that a company needs to print and mail, the “notice only” option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the “notice only” option have also experienced a lower participation rate – meaning that fewer shareholders voted in these companies’ annual elections. The Company plans to evaluate the future possible cost savings as well as the possible impact on shareholder participation as it considers future use of the “notice only” option.

As a Shareholder, What Do I Need to Do?

If you would prefer to continue receiving paper copies of proxy materials if the Company elects to use the “notice only” option for future annual meetings, please mark the “Materials Election” box on your proxy card (or provide this information when you vote telephonically or via the Internet).

As noted above, if the Company elects to use the “notice only” option, it must provide paper copies via first class mail to any shareholder who, after receiving the Notice of Internet Availability of Proxy Materials,

nevertheless requests paper copies. So, for example, even if you do not check the “Materials Election” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice of Internet Availability of Proxy Materials in the future. Because first class postage is significantly costlier than bulk mail rates and because each such request must be processed on a shareholder-by-shareholder basis, the cost of responding to a single request for paper copies is likely to be significantly greater than the per shareholder cost the Company currently incurs in delivering proxy materials via bulk mail. Accordingly, requests for paper copies could significantly undermine or eliminate expected cost savings associated with the “notice only” option.

By developing in advance a database of shareholders who would prefer to continue receiving paper copies of proxy materials, the Company would be able to use the “full set delivery” option for these shareholders – using bulk mail to deliver the paper copies – while using the “notice only” option for other shareholders. Company management believes this would significantly reduce the number of requests for paper copies that the Company would need to process on a shareholder-by-shareholder basis and would position the Company to better capture cost savings should it elect to use the “notice only” option in the future. We appreciate your assistance in helping us develop this database through the proxy card, telephonic and Internet voting processes.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth information as of April 14, 2009 (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director of the Company, each named executive officer (as defined in “Executive Compensation-Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 13,580,565 shares of Common Stock outstanding as of April 14, 2009. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company. The Company’s Insider Trading Policy requires that directors, officers or other employees of the Company must obtain pre-clearance from the Company’s Senior Vice President, Legal Affairs at least two (2) weeks prior to the proposed execution of documents evidencing the pledge of any shares of the Company’s Common Stock.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
The Duchossois Group, Inc. (f/k/a Duchossois Industries, Inc.) 845 Larch Avenue Elmhurst, IL 60126	3,304,787		24.33
GAMCO Investors, Inc. and affiliates One Corporate Center Rye, NY 10580-1435	911,151	(1)	6.71
Carl F. Pollard	142,303	(2)	1.05
Leonard S. Coleman, Jr.	4,500		*
Craig J. Duchossois	3,304,787	(3)	24.33
Richard L. Duchossois	3,404,787	(4)	25.07
Robert L. Fealy	-0-		*
J. David Grissom	80,000		0.59
Daniel P. Harrington	233,300	(5)	1.72
G. Watts Humphrey, Jr.	51,000		0.38
James F. McDonald	1,000		*
Susan E. Packard	2,195		*
R. Alex Rankin	2,800		*
Darrell R. Wells	162,130	(6)	1.19
William C. Carstanjen	-0-	(7)	*
Robert L. Evans	188,566	(8)	1.39
William E. Mudd	1,500	(9)	*
Vernon D. Niven III	-0-		*
Steven P. Sexton	30,157	(10)	0.22
18 Directors and Executive Officers as a Group	4,310,414	(11)(12)	31.74

*	Less than 0.1%

(1)	Based upon information as of March 5, 2009 set forth in Schedule 13D/A, filed with the Securities and Exchange Commission by GAMCO Investors, Inc. Gamco Asset Management, Inc. has sole dispositive power with respect to 786,351 shares and sole voting power with respect to 751,751 of those shares. Gabelli Funds, LLC has sole dispositive and voting power with respect to 124,800 shares.

(2)

Mr. Pollard shares voting and investment power with respect to 8,223 shares owned by The C. F. Pollard Foundation, Inc., a 501(c)(3) corporation in which Mr. Pollard has no pecuniary interest. He specifically disclaims beneficial ownership of these shares. The remaining 134,080 shares are held by Pollard Churchill

Partners, LLLP, which is 99% owned by Mr. Pollard, through a grantor retained annuity trust of which Mr. Pollard is the trustee, as its limited partner, and 1% owned by Pollard Ventures, Inc. as its general partner. Mr. Pollard is the President and sole shareholder of Pollard Ventures, Inc.

(3)	Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Craig J. Duchossois shares voting and investment power with respect to 3,150,000 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 154,787 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. He specifically disclaims beneficial ownership of these shares. All 3,304,787 shares are also listed as beneficially owned by Mr. Richard L. Duchossois.

(4)	Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 3,150,000 shares owned by The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) and 154,787 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of The Duchossois Group, Inc. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 3,304,787 shares are also listed as beneficially owned by Mr. Craig J. Duchossois.

(5)	Mr. Harrington shares voting and investment power with respect to 233,300 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares.

(6)	Mr. Wells shares voting and investment power with respect to 12,500 shares held by the Wells Foundation, Inc., of which he is a trustee. He specifically disclaims beneficial ownership of these shares.

(7)	Excludes 11,000 shares awarded under the Company’s 2004 Restricted Stock Plan over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of a five-year restriction period pursuant to the restricted stock agreement governing this award.

(8)	Includes 34,125 vested restricted stock units and 113,747 currently exercisable options, but excludes 98,375 shares awarded pursuant to Mr. Evans’ employment agreement over which Mr. Evans has neither voting nor dispositive power until the lapse of certain restrictions pursuant to the restricted stock agreements governing the awards.

(9)	Includes 1,500 shares issuable under currently exercisable options, but excludes 2,500 shares awarded under the Company’s 2007 Omnibus Plan over which Mr. Mudd has neither voting nor dispositive power until the lapse of a three-year restriction period pursuant to the restricted stock agreement governing this award.

(10)	Includes 30,157 shares issuable under currently exercisable options, but excludes 5,757 shares awarded under the Company’s 2004 Restricted Stock Plan over which Mr. Sexton has neither voting nor dispositive power until the lapse of a five-year restriction period pursuant to the restricted stock agreement governing this award.

(11)	See “Executive Officers of the Company” and “Election of Directors” herein.

(12)	Includes 151,398 shares issuable under currently exercisable options.

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office
Carl F. Pollard(1) 70	Director since 1985; Chairman of the Board since 2001
Robert L. Evans(2) 56	President and Chief Executive Officer since August 2006
William C. Carstanjen(3) 41	Chief Operating Officer since January 2009; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006
William E. Mudd(4) 37	Executive Vice President and Chief Financial Officer since October 2007
Vernon D. Niven III(5) 46	Executive Vice President, Technology Initiatives since September 2006
Rebecca C. Reed 51	Senior Vice President, Legal Affairs, Chief Compliance Officer and Secretary since June 2005; Senior Vice President, General Counsel and Secretary from January 1999 to June 2005
Steven P. Sexton 49	Executive Vice President since January 2007; President, Churchill Downs Racetrack from March 2003 to January 2009; President, Ellis Park Race Course, Inc., from March 2003 to September 2006; President, Arlington Park Racecourse, LLC, from January 2002 to March 2003; President, Arlington International Racecourse, Inc. (Arlington Park), from September 2001 to December 2001; Executive Vice President, Arlington International Racecourse, Inc. (Arlington Park), from May 2001 to September 2001

(1)	Mr. Pollard does not serve full-time as an executive officer of the Company and is not compensated as an officer of the Company. Biographical information for Mr. Pollard is found on page 11 of this proxy statement.

(2)	Prior to joining the Company, Mr. Evans served as the Managing Director of Symphony Technology Group, a strategic holding group focused on the enterprise software and services market, and as President and CEO of Symphony Services Corp., a product engineering outsourcing services company, from 2002 to 2004. From 1999 to 2002, he served as President and Chief Operating Officer of i2 Technologies/Aspect Development.

(3)	Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company. From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters.

(4)	Prior to joining the Company, Mr. Mudd was employed at General Electric Company. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development.

(5)	Prior to joining the Company, Mr. Niven served as the Executive Vice President, Marketing and Strategy for Tumri, Inc., an online display and advertising company, from September 2005 to August 2006; the Vice President, Board of Directors and Reconstruction Project Director for Pensacola Beach Elementary School from August 2004 to present; Advisory Board member for Accordia Systems from September 2001 to August 2003; and as Vice President, Content Management Software for i2 Technologies/Aspect Development from June 1999 to May 2001. On February 8, 2009, Mr. Niven gave notice of his resignation from his position as Executive Vice President, Technology Initiatives of the Company. In order to induce him to remain in his current position with the Company until June 7, 2009, and to facilitate the transition of the Company’s business and affairs, the Company entered into a retention bonus agreement with Mr. Niven, pursuant to the terms of a Letter Agreement, accepted as of March 10, 2009 (the “Retention Agreement”). For further details on the terms of the Retention Agreement, see the section titled “Employment Agreements” on pages 34 and 35.

Election of Directors

(Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect four (4) persons to serve in Class I of the Board of Directors to hold office for a term of three (3) years expiring at the 2012 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be composed of not fewer than nine (9) nor more than twenty-five (25) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually. In the Company’s Amended and Restated Bylaws, the Board of Directors has established the number of directors at thirteen (13), with four (4) directors in Class I, five (5) directors in Class II and four (4) directors in Class III.

The Company is a party to a Merger Agreement dated as of June 23, 2000, as amended (the “Merger Agreement”), between the Company and Duchossois Industries, Inc., under which certain subsidiaries of the Company were merged into certain wholly-owned subsidiaries of Duchossois Industries, Inc. (the “Merger”). The Merger was approved by vote of the Company’s shareholders at a Special Meeting of the shareholders on September 8, 2000. Pursuant to a Stockholder’s Agreement between the Company and Duchossois Industries, Inc., as part of the Merger, Duchossois Industries, Inc. designated three (3) individuals for appointment and election to the Board of Directors. The Stockholder’s Agreement provides that those individuals, Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Robert L. Fealy (or substitute designees reasonably acceptable to the Company), would be nominated to serve as directors of the Company, being allocated as equally as possible among the three classes of directors, for vote of the shareholders of the Company at the annual meeting of shareholders at which each respective class is then submitted for vote by the shareholders. In 2000, the Board of Directors of the Company appointed Mr. Craig J. Duchossois to serve as a member of Class I, Mr. Richard L. Duchossois to serve as a member of Class II and Mr. Robert L. Fealy to serve as a member of Class III. Mr. Craig J. Duchossois, Mr. Richard L. Duchossois and Mr. Robert L. Fealy have each been subsequently re-elected to the Board of Directors.

At the Annual Meeting, the four (4) persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class I. The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of these persons. All of the nominees currently serve as members of Class I and have agreed to serve if re-elected. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE ELECTION OF THE CLASS I DIRECTORS NAMED BELOW.

Nominees for Election as Directors

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class I—Terms Expiring in 2012

Leonard S. Coleman, Jr. 60 Director since 2001	Senior Advisor, Major League Baseball, 1999-2005; Former President, National League of Professional Baseball Clubs, 1994-1999; Director, The Omnicom Group, Electronic Arts, Inc., Avis- Budget and H. J. Heinz Co.; Chairman, The Jackie Robinson Foundation; Director, Children’s Defense Fund, Spoleto Festival, Little League Baseball, Metropolitan Opera, The Schuman Fund and Urban America; Former Chairman, ARENACO, Inc. (subsidiary of New York Yankees/New Jersey Nets)

Craig J. Duchossois 64 Director since 2000	Chief Executive Officer and Director, The Duchossois Group, Inc. (private holding company with diversified business interests, formerly known as Duchossois Industries, Inc.); Chairman, The Chamberlain Group, Inc. (access control devices); Director, AMX LLC; Director, Culver Education Foundation, University of Chicago, University of Chicago Hospitals, Illinois Institute of Technology, Kellogg Graduate School of Management, World Business Chicago, US Naval Academy Board of Visitors, Executive’s Club of Chicago, the Economics Club of Chicago, the Chief Executive Officer’s Organization and the World Presidents Organization

Robert L. Evans 56 Director since 2006	President and Chief Executive Officer of the Company since August 2006; President, Tenlane Farm, LLC; Director, Aftermarket Technology Corp. (Compensation Committee) and Tumri, Inc.

G. Watts Humphrey, Jr. 64 Director since 1995	President, GWH Holdings, Inc. (private investment company); Chief Executive Officer, IPEG (international plastics machinery equipment company) and Centria (manufacturer and erector of metal building systems); Owner, Shawnee Farm (thoroughbred breeding and racing operation); Member of The Jockey Club; Vice-Chairman, The Blood-Horse, Inc.; Director, American Horse Council, Breeders’ Cup Limited, Keeneland Association, National Thoroughbred Racing Association, Shakertown at Pleasant Hill, Kentucky, Inc., Smithfield Trust Company and Wausau Paper; Member, Board of Trustees, Centre College and University of Pittsburgh

(1)	There has been no change in principal occupation or employment during the past five years, except with respect to Mr. Evans (as described under “Executive Officers of the Company”) and except that Mr. Coleman retired as the Senior Advisor to Major League Baseball effective December 31, 2005.

(2)	Directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following table sets forth information relating to the Class II and Class III directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class II—Terms Expiring in 2010

Richard L. Duchossois 87 Director since 2000	Chairman, The Duchossois Group, Inc. (private holding company with diversified business interests formerly known as Duchossois Industries, Inc.); Director, TCMC, Inc. (investments); Director, Emirates World Series of Racing, Thoroughbred Racing Association; The Chamberlain Group, Inc.; Spring Creek Investors, LLC; Chairman Emeritus, Arlington Park Racecourse, LLC

J. David Grissom 70 Director since 1979	Chairman, Mayfair Capital, Inc. (private investment firm); Chairman, The Glenview Trust Company (trust and investment management services); Director, Yum! Brands, Inc. (Audit Committee Chairman); Director, United Metro Media, Inc.

James F. McDonald 69 Director since 2008	2006 to present: Chief Executive, Service Provider Group, Cisco Systems, Inc. (a worldwide leader in networking that provides hardware, software, and service offerings that are used to create Internet solutions that allow individuals, companies, and countries to increase productivity, improve customer satisfaction and strengthen competitive advantage); 1993 to 2006: Chairman, Chief Executive Officer and President, Scientific-Atlanta, Inc. (a global provider of cable and internet protocol television (“IPTV”) set-tops, data and voice cable modems, end-to-end video distribution networks, and video systems integration services, which was acquired by Cisco Systems, Inc. in February 2006)

Susan Elizabeth Packard 54 Director since 2004	2007 to present: President, Brand Outreach, Scripps Networks (maximizing value of cable brands to the parent company, clients and consumers); 2003 to 2007: President, Affiliate Sales and International Development, Scripps Networks (media sales, distribution and development); 2000 to 2003: President, Scripps Networks New Ventures (new network development and new media applications); former Chief Operating Officer, Home & Garden Television Network (HGTV) (cable television network); Director, YMCA of East Tennessee (Past Chair), National Cable Television Center and Museum, Columbus Home, Scripps Howard Foundation, and Webb School of Knoxville

R. Alex Rankin 54 Director since 2008	President, Sterling G. Thompson Co. (a private insurance agency and broker); President, Upson Downs Farm, Inc (thoroughbred breeding and racing operation); President, James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare)

(1)	Except as noted with respect to Mr. McDonald and Ms. Packard, there has been no change in principal occupation or employment during the past five years.

(2)	Directorships in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class III—Terms Expiring in 2011

Robert L. Fealy 57 Director since 2000	President and Chief Operating Officer, The Duchossois Group, Inc. (private holding company with diversified business interests formerly known as Duchossois Industries, Inc.); Director, The Chamberlain Group, Inc. (access control devices); Chairman and Director, AMX LLC; Managing Director, Duchossois Technology Partners, LLC (venture capital); Director, Pella Corporation, Illinois Venture Capital Association, Radeum, Inc.; Chairman and Director, Brivo Systems, Inc.; Trustee, University of Cincinnati Foundation; Treasurer, Illinois Venture Capital Association Political Action Committee; University of Cincinnati Business Advisory Council

Daniel P. Harrington 53 Director since 1998	President and Chief Executive Officer, HTV Industries, Inc. (private holding company with diversified business interests); Director, Biopure Corporation (Audit Committee), Portec Rail Products, Inc. (Audit and Compensation Committees), First State Financial Corporation (Audit Committee), First Guaranty Bank; Trustee, The Veale Foundation

Carl F. Pollard 70 Director since 1985; Chairman since 2001	Owner, Hermitage Farm since 1995 (Thoroughbred breeding); Director, DNP Select Income Fund, Inc. (Audit Committee Chairman); Director, Duff & Phelps Utility and Corporate Bond Trust (Audit Committee), DTF Tax-Free Income Inc. (Audit Committee)

Darrell R. Wells 66 Director since 1985	General Partner, Security Management Company (investments), Security Equity Partners II, Security Trend Partners (hedge fund), Summit 1 & 2 Partnerships, SMC Options, Oak Capital, LLC, Nautical Properties, LLC, Hibiscus Partners and Exbury Partners; Chairman, Commonwealth Bancshares, Inc., Citizens Financial Corporation, Commonwealth Bank & Trust Company; Chairman, Chief Executive Officer and President, SMC Capital, Inc.; President & Director, SMC Advisors, Inc.; Chairman and Chief Executive Officer, Citizens Security Life Insurance Company, Citizens Insurance Company and United Liberty Life Insurance Company; Chairman, Magnolia Bancshares, Inc.; President, Wells Foundation (charitable foundation); Director, First Security Bank, American Printing House; Advisor, Louisville Youth Training Center; Advisor, Heuser Clinic

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2)	Directorships in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Emeritus Directors

Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Company’s Amended and Restated Bylaws provide that a person shall not be qualified for election as a Director unless such person is less than 70 years of age on the date of election, unless the nomination of such person is required by contract. Each director shall become a Director Emeritus upon the expiration of his or her current term following the date on which he or she is no longer qualified for election due to age. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, Frank B. Hower, Jr., Stanley F. Hugenberg, Jr., and Thomas H. Meeker.

Director Compensation for Fiscal Year Ended December 31, 2008

During 2008, directors received an annual retainer fee of $25,000; directors who served as committee chairmen received an additional $3,000 for a total annual retainer fee of $28,000; and the Chairman of the Board received an additional $20,000 for a total annual retainer fee of $45,000. Directors were paid $1,000 for each meeting of the Board of Directors and each committee meeting they attended, either in person or by teleconference, and for each special ad hoc meeting in which they participated. Directors who did not reside in Louisville may request reimbursement for their travel expenses. Only non-employee directors receive this compensation.

In 2008, we provided the following annual compensation to directors who are not employees:

Name	Fees earned or paid in cash ($)		Total ($)
Carl F. Pollard	65,000		65,000
Leonard S. Coleman, Jr.	43,000		43,000
Craig J. Duchossois	38,000	(1)	38,000
Richard L. Duchossois	33,000	(2)	33,000
Robert L. Fealy	45,000	(2)	45,000
J. David Grissom	44,000		44,000
Seth W. Hancock	13,500	(2)	13,500
Daniel P. Harrington	37,000	(2)	37,000
G. Watts Humphrey, Jr.	53,000		53,000
James F. McDonald	17,500		17,500
Susan E. Packard	36,000		36,000
R. Alex Rankin	17,500		17,500
Darrell R. Wells	43,000		43,000

(1)	The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a direct account that gives several investment options. Mr. Craig Duchossois elected to have all of his director fees for 2008 deposited into an investment account under the Churchill Downs Incorporated 2005 Deferred Compensation Plan.

(2)	The Churchill Downs Incorporated 2005 Deferred Compensation Plan also allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board. Upon the end of service, the shares are issued or transferred to the director. In 2008, Mr. Fealy, Mr. Hancock (who resigned as a director effective as of June 19, 2008), Mr. Harrington and Mr. Richard Duchossois deferred all of their 2008 directors’ fees into a deferred share account under the Churchill Downs Incorporated 2005 Deferred Compensation Plan. The grant dates for the deferred shares was the first business day of the first month after the quarter end. As of December 31, 2008, Mr. Fealy had 3,340.49 deferred shares, Mr. Richard Duchossois had 1,413.76 deferred shares, and Mr. Harrington had 865.23 deferred shares under the Plan.

Corporate Governance

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission and NASDAQ.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct for Employees and Code of Ethics for Principal Financial Officers are available on our corporate website, http://www.churchilldownsincorporated.com under the “Investors” heading.

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors c/o Churchill Downs Incorporated, 700 Central Avenue, Louisville, Kentucky 40208. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Share Ownership Guidelines

The Board expects all directors to display confidence in the Company by ownership of a meaningful amount of the Company’s stock. As a result, each director is expected to own shares of the Company’s stock with a fair market value equal to five (5) times the director’s annual retainer. Each director who was serving as such on the date of adoption of the ownership guidelines (March 15, 2007) will have five (5) years from such date to meet this requirement and each director appointed or elected since such date will have five (5) years from the date of appointment or election to the Board to meet this requirement. Initial compliance will be measured in March 2012, the five (5) year anniversary date of the adoption of the ownership guidelines (for directors in office on March 15, 2007) or at the five (5) year anniversary date of the director’s appointment or election (for new directors). Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. Deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan may be included for purposes of measuring compliance with the Company’s share ownership guidelines.

Board Meetings and Committees

Five (5) meetings of the Board of Directors were held during the last fiscal year. All directors, except Mr. Hancock, attended at least ninety percent (90%) of the meetings of the Board of Directors and the meetings of the committee(s) on which they served in 2008. Mr. Hancock attended one of two Board of Directors meetings before his resignation from the Board effective as of June 19, 2008. The Company encourages its directors to attend the Annual Meeting each year. All directors, except Mr. Hancock, attended the Company’s Annual Meeting held on June 19, 2008. Mr. McDonald and Mr. Rankin joined the Board of Directors after the date of the Company’s Annual Meeting in 2008.

The Board has determined that all of the directors of the Company are “independent directors,” as defined under NASDAQ Rule 5605(a)(2), other than Robert L. Evans.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation and the Nominating and Governance Committees. No Director Emeritus serves on any Board committee.

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The members of the Executive Committee are J. David Grissom, who serves as Chairman, Robert L. Fealy, G. Watts Humphrey, Jr. and Carl F. Pollard.

Thirteen (13) meetings of the Executive Committee were held during the last fiscal year.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process. Under its charter, the Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof. The Audit Committee’s responsibilities are as follows:

•	To monitor the performance of the Company’s internal audit function;

•

To appoint, compensate, retain and oversee the Company’s independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting;

•	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and Compliance Policies; and

•

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose.

The members of the Audit Committee are Darrell R. Wells, who serves as Chairman, Leonard S. Coleman, Jr., Daniel P. Harrington, Susan E. Packard and R. Alex Rankin. The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities and Exchange Commission.

Four (4) meetings of the Audit Committee were held during the last fiscal year. The Audit Committee reviews the adequacy of its charter on an annual basis.

The Board of Directors has determined that Darrell R. Wells, who is independent as defined under NASDAQ Rule 5605(a)(2) and rules promulgated by the Securities and Exchange Commission, is an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ. The Board established the Compensation Committee to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and each of the Company’s other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the chief executive officer (“CEO”) and other executive officers.

During 2008, the Compensation Committee was composed of five (5) independent directors, as defined by the NASDAQ listing standards, including three (3) “Non-Employee Directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. The members of the Compensation Committee are Leonard S. Coleman, Jr., who serves as Chairman; Craig J. Duchossois, who formerly served as Chairman; G. Watts Humphrey, Jr.; James F. McDonald, who joined the Compensation Committee and Board of Directors during 2008; and Darrell R. Wells. The Committee has created a special Subcommittee comprised of the three Non-Employee Directors for the purposes of approving any stock grants or other stock related transactions to officers or directors of the Company, as required under Rule 16b-3. In addition, this Subcommittee is comprised only of “outside directors” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is responsible for approving all performance standards for officers for any pay program intended to qualify as “performance based compensation” under this section of the Code. The members of this special Subcommittee are Mr. Coleman, Mr. McDonald and Mr. Wells.

Five (5) meetings of the Compensation Committee were held during the last fiscal year. Members of management attended each meeting. The agenda for each meeting was determined by the Chairman of the Compensation Committee with management’s input prior to each meeting.

The Compensation Committee’s responsibilities are as follows:

•	To oversee the development and implementation of the Company’s compensation policies and programs for executive officers.

•

In conjunction with the Executive Committee, to establish the annual goals and objectives relevant to compensation of the CEO and other executive officers, including the balance of the components of total compensation.

•

In conjunction with the Executive Committee, to evaluate the performance of the CEO and the other executive officers in light of the agreed-upon goals and objectives and set the compensation level of the CEO based on such evaluation and present its report to the Board annually.

•

To develop guidelines for the compensation and performance of the Company’s executive officers and to approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

•	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

•

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

•	To establish and periodically review company policies relating to senior management perquisites and other non-cash benefits.

•	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and company objectives.

•	To oversee regulatory compliance with respect to compensatory matters.

•	To approve plans for managerial development and succession within the Company and to report on such plans to the Board annually.

•	To review, assess and recommend to the Board appropriate compensation for outside directors.

•	To ensure the adequacy of and update, if necessary, the Compensation Committee’s charter annually.

•	To conduct an annual performance evaluation of the Compensation Committee.

•	To review the Compensation Discussion and Analysis and the supporting compensation disclosure materials and recommend to the Board its inclusion in the Company’s proxy statement.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with business ethics and other governance issues.

The Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board to identify skill sets and qualifications which are represented in order to determine which ones are needed. In addition, the Nominating and Governance Committee reviews the Company’s Strategic Plan to determine its needs with regard to Board composition. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); diversity in race and gender; number of boards on which the individual serves; and the general variety of backgrounds represented on the Board.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 700 Central Avenue, Louisville, Kentucky 40208. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

The members of the Nominating and Governance Committee, each of whom is independent as defined by the NASDAQ listing standards, are J. David Grissom, who serves as Chairman, Robert L. Fealy, G. Watts Humphrey, Jr. and Carl F. Pollard.

Three (3) meetings of the Nominating and Governance Committee were held during the last fiscal year.

Proposal to Ratify the Appointment of James F. McDonald and R. Alex Rankin as Class II Directors

(Proposal No. 2)

On August 27, 2008, the Company’s Board of Directors accepted the recommendation of the Company’s Nominating and Governance Committee and amended the Company’s Amended and Restated Bylaws to increase the number of directors from twelve (12) to thirteen (13), adding the additional director to Class II of the Company’s Board of Directors. At that time, one vacancy in Class II of the Company’s Board of Directors existed as a result of Seth W. Hancock’s resignation from the Board of Directors as of June 19, 2008. The Company’s Board of Directors also acted on August 27, 2008 to accept the recommendation of the Company’s Nominating and Governance Committee to appoint James F. McDonald and R. Alex Rankin to fill the two vacant director positions in Class II of the Company’s Board of Directors. Each of Mr. McDonald and Mr. Rankin were recommended to the Nominating and Governance Committee by non-management directors.

Although Article III, Section 8 of the Company’s Amended and Restated Bylaws permit the Board of Directors to fill any vacancy on the Company’s Board of Directors by the affirmative vote of a majority of the remaining directors, with the director elected to fill such vacancy to hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified, the Board of Directors is submitting the appointment of James F. McDonald and R. Alex Rankin to the vacant positions in Class II of the Board of Directors to the Company’s shareholders for ratification as a matter of good corporate governance. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the appointments are not ratified, the Company’s Board of Directors will consider whether it is appropriate to select alternate individuals to fill one or both of the Class II director positions to which Mr. McDonald and Mr. Rankin were appointed. If the appointments are ratified, Mr. McDonald and Mr. Rankin will continue to serve as Class II directors until the Company’s 2010 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal from office in the manner provided in the Company’s Amended and Restated Bylaws.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF JAMES F. MCDONALD AND R. ALEX RANKIN AS MEMBERS OF CLASS II OF THE COMPANY’S BOARD OF DIRECTORS.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF JAMES F. MCDONALD AND R. ALEX RANKIN AS MEMBERS OF CLASS II OF THE COMPANY’S BOARD OF DIRECTORS.

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public Accounting Firm for 2009

(Proposal No. 3)

On February 24, 2009, the Company’s Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2009. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2007, were $857,501, and (ii) for the year ended December 31, 2008, were $ 947,031. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous Securities and Exchange Commission and financial reporting matters.

Audit-Related Fees

During 2007 and 2008, the Company did not incur any fees for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2007, were $95,687, and (ii) in 2008, were $53,741. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to (i) the use of Comperio, PwC’s accounting research software, which amounted to $1,500 in each of 2007 and 2008; and (ii) analysis of the Company’s event hospitality process, which amounted to $23,493 in 2008. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating pre-approval of services provided by the independent auditors on a case-by-case basis. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2008.

Proposal to Approve the Performance Goals and Maximum Awards Payable

Under the Incentive Compensation Plan

(Proposal No. 4)

The Company’s President and Chief Executive Officer, Chief Operating Officer, its Executive Vice Presidents, and certain other key employees designated by the Compensation Committee, are eligible to receive an annual cash incentive bonus under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (the “ICP” or “Incentive Compensation Plan”). The Compensation Committee establishes various performance goals, the attainment of which entitles the participating employee to receive an annual bonus award. The amount of the award is a function of the participant’s base salary.

At its meeting in March 2009, the special Subcommittee of the Compensation Committee, which Subcommittee is comprised of members who are both “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act and “outside directors” as defined by § 162(m) of the Code, established certain objective performance goals pursuant to which the Company’s President and Chief Executive Officer, Robert L. Evans; the

Company’s Chief Operating Officer, William C. Carstanjen; the Company’s Executive Vice President and Chief Financial Officer, William E. Mudd; and the Company’s Executive Vice President, Steven P. Sexton, may receive a bonus award for fiscal year 2009 under the Incentive Compensation Plan if the performance goals applicable to each such executive officer are achieved. The performance goals set by the special Subcommittee of the Compensation Committee include the attainment of a pre-tax income target for the Company.

The special Subcommittee of the Compensation Committee has established certain additional objective performance goals related to individual performance for Mr. Evans and Mr. Mudd and has established certain additional objective performance goals related to both operating unit and individual performance for Mr. Carstanjen and Mr. Sexton, in all cases related to strategic initiatives, the specific details of which the special Subcommittee of the Compensation Committee has determined to be confidential business information, the disclosure of which would adversely affect the Company and its business. At the conclusion of the year, the special Subcommittee will make a determination whether the performance goals have been attained. The ultimate bonus award to be paid under the Incentive Compensation Plan will be determined by the extent to which each participating executive achieves each of the applicable performance goals established by the special Subcommittee of the Compensation Committee. The special Subcommittee of the Compensation Committee retains the discretion to reduce any award, notwithstanding the attainment of the applicable performance goals, based upon its determination of Mr. Evans’, Mr. Carstanjen’s, Mr. Mudd’s and Mr. Sexton’s performance in meeting the applicable performance goals.

The maximum dollar amount of bonus that may be awarded for each of Mr. Evans, Mr. Carstanjen, Mr. Mudd and Mr. Sexton under the performance goals established by the special Subcommittee of the Compensation Committee are as follows:

Mr. Evans	$750,000
Mr. Carstanjen	$520,000
Mr. Mudd	$402,000
Mr. Sexton	$402,000

Any bonus earned for 2009 performance under the Incentive Compensation Plan will be payable on or prior to March 15, 2010. Under current U.S. tax law the Company may deduct the amount of the bonus award paid to Mr. Evans, Mr. Carstanjen, Mr. Mudd and Mr. Sexton to the extent that the deduction is not otherwise limited under Code §162(m). Under Code §162(m), compensation paid to any covered employee in excess of $1,000,000 in any taxable year is not deductible by the Company except to the extent such amount constitutes “qualified performance-based compensation.” Qualified performance-based compensation is compensation paid solely on account of the attainment of one or more performance goals if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors,

•	the material terms of the performance goals have been approved by the corporation’s shareholders prior to the payment of the compensation, and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

At the Annual Meeting, shareholders will be asked to approve the material terms of the performance goals and the maximum awards established by the special Subcommittee of the Compensation Committee for fiscal year 2009 for the payment of incentive compensation to Mr. Evans, Mr. Carstanjen, Mr. Mudd and Mr. Sexton under the Incentive Compensation Plan. A vote in favor of this proposal will result in, subject to the satisfaction of Code §162(m), [i] the compensation payable to Mr. Evans, Mr. Carstanjen, Mr. Mudd and Mr. Sexton under the Incentive Compensation Plan qualifying as performance-based compensation under Code §162(m), and [ii] the availability to the Company of a tax deduction in the amount of the compensation received by Mr. Evans,

Mr. Carstanjen, Mr. Mudd, and Mr. Sexton pursuant to this annual incentive bonus. No bonus awards will be paid under the Incentive Compensation Plan if the Company’s shareholders do not vote in favor of this proposal.

Approval of the proposal requires the affirmative vote of a majority of the shares casting votes in favor of or opposed to the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE PERFORMANCE GOALS AND THE MAXIMUM AWARDS PAYABLE AS ESTABLISHED BY THE SPECIAL SUBCOMMITTEE OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS FOR THE PAYMENT OF COMPENSATION TO MR. EVANS, MR. CARSTANJEN, MR. MUDD AND MR. SEXTON UNDER THE CHURCHILL DOWNS INCORPORATED AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN (1997).

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO APPROVE THE PERFORMANCE GOALS AND THE MAXIMUM AWARDS FOR THE PAYMENT OF COMPENSATION TO MR. EVANS, MR. CARSTANJEN, MR. MUDD AND MR. SEXTON UNDER THE INCENTIVE COMPENSATION PLAN.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes Churchill Downs Incorporated’s executive compensation policies and programs and how they apply to our named executive officers (the senior executives included in the Summary Compensation Table on page 33 below). This section also describes the actions and decisions of the Compensation Committee of the Board of Directors (the “Committee”) and the Committee’s special Subcommittee (the “Subcommittee”), which oversee the executive compensation program and determine the compensation of the named executive officers. A detailed discussion of the Committee’s structure (including the Subcommittee), roles and responsibilities, and related matters can be found under “Compensation Committee” on page 14.

Executive Compensation Philosophy and Core Principles

The fundamental philosophy of the Compensation Committee is to ensure that the Company’s compensation program for executive officers links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. In connection with the Company’s continued evolution toward a more high-performance culture, during 2007 the Company, with the support of the Committee, undertook a process of re-examining executive pay principles and practices. As a result of this process, the Company’s key principles underlying the executive compensation program changed. Specifically, the principles of the program today are to:

•	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

•

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

•	Motivate and reward executives for achieving exceptional performance which will create value for shareholders over the long-term.

The Company will continue to adjust its pay practices to support these principles over time.

Factors Used to Evaluate Pay Decisions

Churchill Downs Incorporated does not currently manage compensation for individual executives to a specific total compensation value or based on a strategy of positioning pay to a specific “percentile” of market practices. Rather, the Company seeks to retain the services of executives who bring the skills, experience, and motivation needed to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review) and the Committee in the case of the CEO. These factors include, in order of importance for each element of pay:

•

Base salaries tied to market pay practices for executives with similar levels of responsibility, internal equity comparisons among the executive’s peers at the Company, and salary at a previous employer at the time of hire;

•	Target annual incentive opportunities based on internal equity considerations and the perceived level of contribution expected of the executive;

•	Long-term incentive opportunities driven by the level of contribution expected and comparisons among other Company executives who participate in the same programs; and

•	Severance and change in control benefits as negotiated on an individual basis by each executive and as deemed necessary to attract their services.

Historically, the Company’s executive benefits and perquisites have varied by individual named executive officer, and not all executives have chosen to participate in the benefit and perquisite plans that are offered. The footnotes to the Summary Compensation Table below contain details as to the type and amount of perquisites and benefits for each named executive officer. Effective as of January 1, 2009, in an effort to create uniformity in the perquisites offered to senior management, the Company implemented a new policy for executive perquisites. This new policy is discussed in further detail below, under the section heading Perquisites and Other Benefits.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and management to ensure the reasonableness of executive pay. As there are few direct peers to the Company, the Committee does not rely directly on peer practices to establish pay levels or programs for its executives. Rather, the Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

However, with the assistance of its outside advisor, the Committee does conduct reviews of pay relative to broad market practices to set context for CDI’s programs. Although this review is not used to set specific pay levels or target a defined percentile of market practices, evaluating market pay ensures that pay programs remain reasonable overall relative to the broad marketplace for executive pay. In addition, such a review helps the Committee understand prevailing practices for compensation design and allows the Company to establish a clear differentiation in its pay practices relative to other companies in the racing and gaming market.

In conducting its review of market practices during 2008, the Committee’s advisor analyzed and presented data from executive compensation surveys focused on companies in the general market for talent as well as companies specifically in the hospitality and leisure industry. The surveys included companies with revenues of between $200 million and $1 billion. In addition, the advisor obtained and reviewed data on pay levels and practices for a selection of specific racing and gaming companies to provide additional context to the Committee. These companies included: Boyd Gaming, Isle of Capri Casinos, Ameristar Casinos, Trump Entertainment, Magna Entertainment, Pinnacle Entertainment, MTR Gaming, Dover Downs Gaming and Entertainment, Riviera Holdings, Monarch Casino and Resorts, and YouBet.com.

The Committee does not use market compensation practices to drive decision making; rather, the Committee evaluates market data to see how and why the Company’s compensation practices differ from market practices and to gauge where Company compensation falls relative to the market as a secondary test of reasonableness. It is the opinion of the Committee that the pay decisions made by the Company and the Committee are reasonable relative to pay provided to executives at other public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s advisor.

Role of Management and Independent Advisors

Committee meetings are regularly attended by the Chief Executive Officer, the Vice President Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs, and the Assistant General Counsel, who is responsible for recording the minutes of the meetings. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board.

The Compensation Committee and the Subcommittee may also meet in executive session without any members of management, typically for the purpose of discussing and approving compensation for the Chief

Executive Officer. During 2008, the Committee and Subcommittee met in executive session twice. The Chief Executive Officer reviews the performance of and makes recommendations to the Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, stock awards and perquisites, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee typically conducts a review of the Chief Executive Officer’s performance. As part of this process, the Chief Executive Officer provides a self-assessment report. The Committee sets the compensation of the Chief Executive Officer in executive session after considering its assessment of the Chief Executive Officer’s performance, including due consideration of his self assessment report. Neither the Chief Executive Officer nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Compensation Committee. During 2008 the Committee was assisted in fulfilling its responsibilities by Farient Advisors. The scope of the engagement of this advisor during 2008 included:

•	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

•	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

•	Attending all Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices;

•	On behalf of the Committee, assisting management with disclosures, including the Compensation Discussion and Analysis;

•	Reviewing executive employment agreements;

•

At the request of the Committee, working closely with management to review the Company’s long-term compensation philosophy and assisting with the implementation of a new long-term incentive plan as approved by the Committee; and

•	Reviewing market survey data on pay levels for executives with management to guide and inform recommendations on compensation before management recommendations are presented to the Committee.

All of the decisions with respect to the Company’s executive compensation are made by the Compensation Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or outside advisors.

CEO Compensation

Compensation decisions made for the Chief Executive Officer are fundamentally different than pay for the other executive officers. As the highest ranking executive, Mr. Evans is ultimately accountable for the performance of the business in both the near-term and over the long-term. Mr. Evans is also responsible for setting the strategic direction of the Company, managing the other executive officers to implement this strategy, and driving results for shareholders.

As such, in recognition of the level of responsibility and accountability placed upon the CEO and the degree of impact that he can have on business results, the pay for the CEO position differs from the other executives in three material respects:

•	Materially higher salary and bonus opportunity, commensurate with level of responsibility and impact;

•	Greater emphasis on at-risk pay in the total compensation package, as appropriate to align pay with performance; and

•	Use of stock options and restricted stock as the primary long-term incentive vehicles to fully align the interests of the CEO with the interests of the other shareholders.

Other Material Differences between Named Executive Officers

In addition to CEO pay practices, certain of the named executives were provided with materially different pay packages. These differences included:

•

Vernon D. Niven III, Executive Vice President, Technology Initiatives – Mr. Niven has responsibility for the Company’s technology businesses, primarily the Company’s advance deposit wagering (“ADW”) platform, Twinspires.com and its Bloodstock Research Information Services unit, each of which are operated through Churchill Downs Technology Initiatives Company (“CDTIC”), a wholly-owned subsidiary of the Company. Due to the unique nature of Twinspires as a technology “start-up” within the larger Churchill Downs Incorporated organization, Mr. Niven’s compensation is generally targeted to the results of the Twinspires business unit in particular rather than to overall Company results. More specifically, Mr. Niven participates in a long-term incentive plan that is tied to Twinspires results. This plan, which is described in more detail below, is not provided to any other named executive officer. As a participant in this plan, Mr. Niven also receives certain change in control benefits that are not otherwise available to other named executive officers.

Components of Compensation

During 2008, the Company used multiple components to provide an overall compensation and benefits package in order to attract and retain the needed level of executive talent for the organization.

Base Salary

The Compensation Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value, without being a major focus of the overall compensation package. This approach is consistent with the desire to create an entrepreneurial management culture at the Company. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, comparisons with the executive’s peers at the Company, and the rate of pay provided at the executive’s previous employer. The Committee then provides modest increases in pay thereafter. Upon promotion, executives receive base pay increases that are commensurate with their new role and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter.

Increases in base salary affect the opportunity for annual incentive payouts under the Incentive Compensation Plan (see below).

Annual Incentive Plan

The Company’s Amended and Restated Incentive Compensation Plan (1997) (“ICP”) provides an opportunity for the named executive officers to earn an annual cash incentive based on Company financial performance and achievement of individual strategic and operational performance goals. The objective of this plan is to provide executives with the opportunity to earn cash compensation linked to the short-term business performance of the Company as well as to reward the executives for accomplishment of strategic and operational initiatives that will have an impact on building the Company over the long-term.

Incentive Opportunities. Under the ICP, executive officers and other participants have a target incentive opportunity defined as a percent of base salary. For executive officers, these target percentages are determined by the Compensation Committee based on the internal pay equity considerations, impact on total short-term compensation and the expected level of contribution of each executive to the Company’s performance and growth. Executives who are expected to have greater impact on overall pay results generally have higher incentive pay potential. The Compensation Committee believes that this higher “pay-at-risk” for executives with more responsibility and more impact on the organization is appropriate to motivate performance and align pay outcomes with performance results.

The Compensation Committee typically ratifies the target incentive levels proposed by the CEO for each named executive officer other than himself at the beginning of the year. Changes from year to year are uncommon. During 2008, the target annual incentive opportunity assigned to the CEO and the other named executive officers were as follows:

Executive	Target Incentive as a Percent of Salary
Robert L. Evans President, Chief Executive Officer and Director	75%
William E. Mudd Executive Vice President and Chief Financial Officer	60%
William C. Carstanjen Executive Vice President and Chief Development Officer	60%
Vernon D. Niven, III Executive Vice President, Technology Initiatives	60%
Steven P. Sexton Executive Vice President and President, Churchill Downs Racetrack	60%

The actual ICP award for each officer, including the named executive officers, can range from zero to a maximum of 200 percent of the officer’s target incentive opportunity, as determined at the end of the year, based on performance.

Performance Measures and Weights. In March 2008, the Subcommittee of the Compensation Committee established certain objective performance goals pursuant to which the CEO and named executive officers could receive an annual incentive award for fiscal year 2008 under the ICP if the performance goals applicable to each executive were achieved. The performance goals set by the Committee included the attainment of financial performance goals for the Company (the “Company Objective”) and certain objective individual performance goals for each of the executive officers (“Individual Objectives”). Certain named executive officers with functional responsibility over Company units were also given certain objective performance goals related to the financial performance of specific units of the Company (“Unit Objectives”).

For 2008, the Company Objective and certain Unit Objectives were measured against Earnings Before Taxes (“EBT”). The Individual Objectives and, as applicable, Unit Objectives established for 2008 were objective performance goals that varied by executive and related to business growth and revenue diversification initiatives, operational efficiency and process improvement initiatives, and customer service improvements, measured at the Company and business unit levels. Each of these factors was assigned a specific weight which varied for each executive, and the total incentive payout at year end was based on a weighted average of performance on each factor, as follows:

The Committee has selected this balanced approach to measuring annual performance because it believes that:

•

Success for shareholders is a balance between financial performance in the near-term and strategic and operational performance improvements that will drive success over the long-term. Executives should be rewarded and motivated for focusing on both. Company and unit objectives tend to be near-term focused, while individual goals tend to relate to matters that will enhance long-term success for the Company; and

•	Executives should be rewarded for results which they can individually impact, as well as for the success of the overall Company.

The Committee selected EBT for the Company Objective and certain Unit Objectives because it believes that EBT best reflects the value created for shareholders in the short-term.

Each executive’s performance objectives, goals, and weights for each factor are established at the recommendation of the CEO early in each year based on the Company’s business plans and key strategic priorities. These objectives are then reviewed and approved by the Committee for each of the executive officers. The specific weight assigned to each performance factor for each of the named executive officers for 2008 were as follows:

Executive	Company Objective Weight	Unit Objectives Weight	Individual Objectives Weight
Robert L. Evans	30%	n/a	70%
William C. Carstanjen	20%	30%	50%
William E. Mudd	60%	n/a	40%
Vernon D. Niven III	20%	50%	30%
Steven P. Sexton	20%	30%	50%

In setting performance weightings, the objective was to place greater emphasis on Individual Objectives for Mr. Evans to encourage focus on long-term results and strategic building of the Company’s businesses. Performance weightings for all other named executive officers emphasize their direct business unit accountability and are more focused on driving near-term results. Notwithstanding this near-term focus, significant emphasis was maintained on the critical strategic and operational goals included in Individual Objectives for these named executive officers.

2008 Performance Target and Results. For 2008, the target Company Objective was $37.0 million in EBT, which was equal to the Company’s business plan for the year. The Committee established a threshold performance objective equal to 90% of this performance goal, which would result in a payout equal to 50% of each executive’s incentive target multiplied by the weight for this factor, and a maximum performance objective equal to 120% of this goal, which would result in a payout equal to 200% of the incentive target multiplied by the weight for this factor. Zero incentive is paid for any of the performance factors if pre-tax earnings are below threshold. The Company’s actual EBT performance during 2008, as adjusted by the Compensation Committee for purposes of calculating incentive compensation awards, was $38.9 million, resulting in an award factor of 117% for the Company Objective. These performance targets are summarized in the table below:

Performance Level	EBT $ millions	Performance Multiplier
Maximum	$44.4	200%
Target	$37.0	100%
Threshold	$33.3	50%
Below Threshold	< $33.3	0%
Actual 2008, as adjusted	$38.9	117%

The Individual Objectives and Unit Objectives are tied to specific strategic initiatives of the Company and key operational improvement areas. The Compensation Committee has determined the details of these Individual Objectives and Unit Objectives to be confidential business information, the disclosure of which would adversely affect the Company and its business. The Committee believes that the overall objectives established for each officer represent a meaningful improvement for the Company and therefore are relatively difficult to attain. This judgment is based on the Committee’s understanding of the businesses operations, its past experience with the Company’s goal-setting process, and the relationships between these performance goals and the overall Company Objectives. The performance of the Company’s named executive officers over the past six years has resulted in satisfactory achievement of their respective individual objectives approximately 87% of the time and their applicable unit objectives approximately 78% of the time.

The Committee retains the discretion to adjust the evaluation of Company performance goals at year end as needed to reflect unexpected business conditions and unusual events. These would include, but are not limited to, adjustments for factors such as unexpected changes in the regulatory environment for racing and gaming in the states in which the Company operates, major storms or other “acts of god” which disrupt Company operations in a material way, or other major windfalls or disruptions which are deemed outside of management’s control. The Committee did exercise this discretion during 2008. Absent any adjustments, the Company’s actual EBT would have called for a maximum (200% of target) payout of ICP awards based on Company objectives for 2008. The Committee made the following material adjustments to EBT for purposes of determining incentive compensation awards based on Company objectives: subtracting (i) insurance recoveries for Fair Grounds Race Course & Slots related to damage caused by Hurricane Katrina; and adding (ii) estimated earnings lost as a result of certain declines in the Company’s businesses, including, without limitation, losses caused by the impact of Hurricanes Gustav and Ike; (iii) unplanned expenses related to the Calder Race Course slot machine facility project; (iv) unplanned legislative advocacy expenses related to Arlington Park Racecourse; and (v) amounts related to the settlement of certain pending and threatened lawsuits.

Evaluation of Individual Objectives and Unit Objectives, while typically based on objective performance factors, generally includes a significant degree of subjectivity. The Committee exercises its discretion in evaluating these Individual Objectives and Unit Objectives using business judgment and the input of the CEO as it relates to the performance of his direct reports.

The results for amounts earned by each named executive officer for 2008 under the ICP are reflected in the Summary Compensation Table on page 33 in the column labeled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

Corporate Long-Term Incentive Plan. During 2007, the Company fundamentally re-evaluated its approach to long-term incentive compensation for corporate executives and developed a new program that was implemented in 2008. The objective of this new program is to support the entrepreneurial mindset desired by management and the Committee by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements. In addition, the discussion and analysis below is intended only to provide an overview of the Company’s philosophy regarding long-term compensation.

The design of the Company long-term incentive plan (the “Company LTIP”) has the following parameters:

•

Provide each of the named executive officers other than the CEO with the opportunity to earn a substantial amount (in cash or Company stock) over a five year period (2008 – 2012) for achieving significant improvements in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”);

•	Set specific EBITDA performance targets for each year and tie a percentage of the total opportunity to each goal;

•	If the goal for a specific year is achieved, a percentage of the opportunity will be considered “earned;”

•	Any percentage “earned” will not vest until between one and three years after the performance is achieved. The vesting varies by year and is longer in the earlier years of the plan;

•

If a specific EBITDA performance goal is achieved, only 30% of the payment opportunity associated with that goal is deemed earned by each executive. The remaining 70% is deemed earned only at the discretion of the CEO if the executive has substantially contributed to the performance and strategic improvement of the Company;

•

If any performance target is missed in a given year, participants will have the opportunity to earn the dollars associated with that year in subsequent years if the goal is later achieved (e.g., if EBITDA for plan year falls short of the performance target for such plan year by $10 million but EBITDA for the following plan year exceeds the performance target for such plan year by $10 million or more), but no amounts can be earned sooner than the year originally designated;

•	Any amounts not earned before 2012 will be forfeited; and

•	50% of any outstanding but unearned awards will vest if a participant is terminated without cause within 24 months of a change in control (a “double trigger”).

It is the intent of the Company to denominate any amounts earned in stock of the Company and to pay in stock at the time of vesting, although the Company may pay in cash at the Committee’s discretion.

The Committee does not intend to grant any additional, significant long-term incentive opportunities to the named executive officers over the five year period covered by this long-term incentive plan. The targeted opportunities therefore represent five-year’s worth of long-term pay. The Committee believes that by “front-loading” a significant amount of pay in such a manner for each executive and setting aggressive, long-term performance goals to earn this pay, it is creating incentives which will encourage long-term, strategic thinking and support a high-performance culture. EBITDA was selected as the appropriate long-term performance metric as the Committee believes that EBITDA is (i) aligned with shareholder value and (ii) can be forecasted and managed over a multiple-year period more effectively than pre-tax income.

The Committee reserves the right to adjust performance goals as needed to account for the impact of significant investments in the Company to avoid either unduly encouraging or discouraging such investments. Objective milestones for awards related to 2008 performance were not met during 2008, and therefore no compensation under this program is reported in the Summary Compensation Table below.

TwinSpires Long-Term Incentive Plan. In March 2009, the Committee terminated the TwinSpires long term incentive plan (the “TwinSpires LTIP”) and made then-existing participants in the TwinSpires LTIP eligible for participation in the Company LTIP. Termination of the TwinSpires LTIP and eligibility for participation in the Company LTIP was made contingent upon the execution of a waiver and award agreement by each such TwinSpires LTIP participant that included a waiver of any rights or benefits due such participant under the TwinSpires LTIP. As of April 3, 2009, all TwinSpires LTIP participants executed waiver and award agreements. TwinSpires LTIP participants who participate in the Company LTIP shall be eligible to receive awards under the Company LTIP as if they had been participants in the Company LTIP since its inception in 2008. Accordingly, these participants will be eligible to receive awards with respect to five performance periods (for each year from 2008 to 2012), rather than the four-year performance period (2008 to 2011) included in the TwinSpires LTIP. Generally, TwinSpires LTIP participants will be eligible for a total award value under the Company LTIP that is equivalent to the total award value previously available under the TwinSpires LTIP.

In terminating the TwinSpires LTIP, the Committee determined that the cost of eliminating a plan specifically tailored to a start-up technology enterprise were outweighed by the benefits of (i) eliminating the administrative burdens and costs of maintaining two separate long term incentive plans; (ii) increasing the vesting period of awards (thereby increasing the incentive for TwinSpires LTIP participants to remain with the Company) and (iii) aligning performance goals of TwinSpires LTIP participants with performance goals of the Company as a whole, rather than simply the performance of the Company’s subsidiary, CDTIC. In addition, upon any change in control, unearned awards for TwinSpires LTIP participants who enter the Company LTIP will only vest if such participant is terminated by the Company within 24 months of the change of control; under the TwinSpires LTIP, such unearned awards would have vested immediately upon a change of control (a “single trigger”).

Mr. Niven is the only named executive officer of the Company who participated in the TwinSpires LTIP. As a result of Mr. Niven’s voluntary resignation from the Company in 2009, Mr. Niven will not be entitled to any payments under the TwinSpires LTIP and will not participate in the Company LTIP in 2009 and thereafter. Mr. Niven executed a waiver of any rights or benefits that he could have been eligible to receive under the TwinSpires LTIP in connection with the termination of that plan.

Long-Term Incentives for the CEO. Mr. Evans as the CEO received a significant grant of Company stock (with both time- and performance-based vesting) at the time of his hire and therefore he has not been, nor is he currently, a participant in the Company LTIP or the terminated TwinSpires LTIP. The Committee believes that having a separate incentive plan for the CEO from the incentive plan for the rest of the executive team in this context is appropriate and beneficial as it allows the CEO to evaluate the Company’s long-term performance relative to the Company LTIP and make recommendations to the Committee regarding the pay of his direct reports without bias to his own compensation from the Company.

Stock Options and Restricted Stock. In addition to the above long-term incentive plans for executive officers, the Company grants stock options and restricted stock without performance contingencies on a selective basis to other employees. Historically, grants of restricted stock were made in accordance with the terms of the Company’s 2004 Restricted Stock Plan (the “2004 Restricted Stock Plan”); however, in 2007, the 2004 Restricted Stock Plan was terminated and replaced by the Company’s 2007 Omnibus Stock Incentive Plan (the “2007 Omnibus Plan”). All equity awards made during 2008 were made under the 2007 Omnibus Plan, which permits grants of stock options, restricted stock and other equity awards. Executive officers are currently only eligible to receive stock options or restricted stock at the time of hire. During 2008, no named executive officers received any stock option, restricted stock or any other equity awards.

To facilitate the administration of the equity incentives, the Committee delegates to the CEO the authority to grant up to 134,600 shares of stock options (approximately 1% of the common shares outstanding) or 67,300 shares of restricted stock (half the number of stock options) at his discretion to employees of the Company who do not participate in the Company LTIP or TwinSpires LTIP. Such shares are valued at the fair market value on the effective date of grant and the CEO may not grant any more than 4,000 option shares or 2,000 restricted shares (or any combination thereof, with each restricted share counting as two stock option shares for purposes of this limitation) to any one individual without Committee approval.

For executive officers, all grants are granted at fair market value on the effective date of the grant, which is the date approved by the Committee or the first day of employment, whichever is later. Fair market value is the closing price of the Company’s stock on the NASDAQ securities market on the effective date of the grants.

Deferred Compensation Benefits

The Company’s philosophy is to provide savings benefits to executives which are commonly provided by other public companies. These benefits include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Code. The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation but no more than 5% of compensation. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 18 investment options. All assets of the 401(k) Retirement Plan are held in a trust which is intended to be qualified under Section 501 of the Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any salary deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a normal and typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives are selected by the Committee in its discretion. The Deferred Compensation Plan allows, but does not require, the Committee to receive input from participants regarding such investment alternatives. The current hypothetical investments selected by the Committee include 33 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table and the accompanying narrative below.

Perquisites and Other Benefits

The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for all of the named executive officers. These plans provide benefits which are similar to those provided to all employees, but extend the benefit levels to be appropriate to the income of the executive officers.

The Company’s executive perquisites are as follows:

•	Automobile allowance (ground transportation allowance in the case of Mr. Evans, as provided for in the negotiated terms of Mr. Evans’ employment agreement with the Company);

•	Paid monthly dues for one country club (does not include membership initiation fee); and

•	Reimbursement of spouse’s travel expenses for travel with the executive on company business.

Not all executives choose to participate in all plans which are offered or receive each benefit, and therefore the amounts disclosed as “Other Compensation” in the Summary Compensation Table below will vary by executive.

Effective as of January 1, 2009, the Company modified its policies with respect to executive perquisites in order to create uniformity among executives and more effectively manage expenses. On and after this date, any executive officer who historically received an automobile allowance will have his or her base salary increased by the amount of such allowance; no further automobile allowances will be paid by the Company, except for Mr. Evans, who will continue to be provided with a leased vehicle by the Company. In lieu of paying for country club dues or similar items, the Chief Executive Officer, Chief Operating Officer and all Executive Vice Presidents will be given an annual allowance of $10,000 to cover expenses such as these. On a case-by-case basis, executives may still be eligible to receive reimbursement for travel expenses for their spouses when they travel with the executive on Company business.

Employment Agreements and Severance Benefits

The Company has entered into employment agreements with Mr. Evans, Mr. Carstanjen, Mr. Mudd and Mr. Niven that include certain severance benefits upon termination or a change in control of the Company. In addition, in connection with the January 2009 reorganization of the Company that included the creation of a new business unit headed by Mr. Sexton, the Company has provided an amended offer letter to Mr. Sexton that includes certain severance benefits (in addition to the benefits available to Mr. Sexton under the Company’s executive severance plan) if Mr. Sexton is terminated by the Company without “just cause” prior to August 1, 2011. The Committee believes that such arrangements support the goals of attracting and retaining qualified executives by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that the Company may undergo a merger or be acquired or where the Company has tasked the executive to develop new markets or lines of business for the Company. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The terms of the individual agreements have been negotiated on a case by case basis with each executive at the time of hire (or in some cases, at the time of a material change in duties) as the Committee deemed necessary to induce the acceptance of employment with the Company. The Committee believes that amounts payable under each of these agreements were necessary to induce acceptance of the Company’s offer of employment or, as applicable, material change in duties and are reasonable based on the Committee’s judgment and experience.

Additional information regarding severance benefits may be found under “Potential Payments Upon Termination or Change of Control” below.

Exchange Act Rule 10b5-1 Plans

The Company’s policy permits executive officers in possession of material non-public information to transact in the Company’s securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the individual was not in possession of material non-public information. Company policy requires trading plans to be written and to specify the amount of, date on, and price at which the Company’s securities are to be traded or establish a formula for determining such items. Trading plans must be pre-approved by the Company and may not be adopted during blackout periods or when the officer is in possession of material non-public information about the Company.

Other Material Tax and Accounting Implications

Section 162(m) of the Code limits the deductibility of certain executive compensation in excess of $1 million that is not considered “performance based” as defined by the Code. The Company has structured the annual incentive compensation paid under the ICP for Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton and the equity grants made to Mr. Evans to qualify for this deduction. The Company seeks to maximize the tax deductibility of compensation paid to its executives wherever possible, but the Committee believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Leonard S. Coleman, Jr., Chairman

Craig J. Duchossois

G. Watts Humphrey, Jr.

James F. McDonald

Darrell R. Wells

Summary Compensation Table

The following table provides information regarding compensation earned by each individual who served as our Chief Executive Officer in 2008, our Chief Financial Officer in 2008, and the three other executive officers employed at the end of 2008 who were most highly compensated for 2008 (sometimes referred to in this proxy statement as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert L. Evans,	2008	$467,788	-0-	$2,078,607	$1,154,451	$436,765	$51,429	$4,189,040
President and Chief Executive Officer	2007	450,000	-0-	3,539,627	1,649,352	528,725	114,702	6,282,406
	2006	155,769	-0-	176,280	-0-	-0-	1,782	333,831

William E. Mudd,	2008	290,000	-0-	42,710	49,725	216,108	24,581	623,124
Executive Vice President and Chief Financial Officer	2007	50,192	100,000	8,898	10,360	-0-	2,172	171,622

William C. Carstanjen,	2008	337,077	-0-	87,890	-0-	285,658	30,869	741,494
Executive Vice President and Chief Development Officer	2007	320,000	-0-	87,890	-0-	245,000	19,554	672,444
	2006	320,000	-0-	87,890	-0-	247,680	77,381	732,951

Vernon D. Niven III,	2008	310,673	-0-	-0-	-0-	185,976	17,563	514,212
Executive Vice President, Technology Initiatives	2007	300,000	-0-	-0-	-0-	235,000	31,546	566,546

Steven P. Sexton,	2008	300,000	-0-	44,230	-0-	123,120	38,294	505,644
Executive Vice President and President, Churchill Downs Racetrack	2007	292,780	-0-	44,230	-0-	165,000	36,314	538,324
	2006	273,182	-0-	44,230	-0-	159,833	26,198	503,443

(1)	Other than the $100,000 cash signing bonus paid to Mr. Mudd in 2007 pursuant to the terms of his Employment Agreement with the Company, no bonus was paid to a named executive officer except as part of a non-equity incentive plan.

(2)	A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2008 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amounts shown for stock awards consist entirely of the dollar amount recognized for financial statement reporting purposes, but disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to the fiscal year in question in connection with (i) service-based restricted stock under our 2004 Restricted Stock Plan for the named executive officers other than Mr. Evans and Mr. Mudd, (ii) service-based restricted stock under our 2007 Omnibus Plan for Mr. Mudd, (iii) service-based restricted stock units issued to Mr. Evans pursuant to a restricted stock units agreement and (iv) service- and performance-based restricted shares issued to Mr. Evans pursuant to two separate restricted stock agreements. No shares of service-based restricted stock were awarded to named executive officers in 2008.

(4)	Represents dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in question in connection with (i) options to purchase 130,000 shares of Common Stock granted to Mr. Evans pursuant to an option agreement and (ii) options to purchase 4,500 shares of Common Stock granted to Mr. Mudd under our 2007 Omnibus Plan. No options were awarded to named executive officers in 2008.

(5)	Payment for performance under the ICP. Payment for each year shown is made in March of the following year.

(6)	The table below shows the components of this column for 2008, which include the Company match for each individual’s defined contribution plan contributions, executive life insurance premiums, supplemental long- term disability insurance premiums and perquisites. Perquisites for Mr. Evans for 2008 include spouse transportation to certain Company events and $26,958 for Mr. Evans’ ground transportation allowance. Perquisites for each of Mr. Mudd and Mr. Sexton for 2008 include spouse transportation to certain Company events, an automobile allowance and payment of country club dues. Perquisites for Mr. Carstanjen for 2008 include spouse transportation to certain Company events, payment of certain professional organization dues and an automobile allowance.

Name	Company Contributions Under Defined Contribution Plans (a)	Life Insurance Premiums (b)	Supplemental Long-Term Disability Insurance Premiums (c)	Perquisites	Total All Other Compensation
Robert L. Evans	$18,049	$3,016	$2,959	$27,405	$51,429
William E. Mudd	9,200	411	1,501	13,739	24,851
William C. Carstanjen	9,200	678	-0-	20,991	30,869
Vernon D. Niven III	14,106	897	2,560	-0-	17,563
Steven P. Sexton	18,021	1,318	2,403	16,552	38,294

(a)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(b)	The named executive officers receive group life coverage equal to two times base salary with a $1 million maximum, whereas other employees receive coverage of two times base salary with a $300,000 maximum. The amounts in this column are the premiums for the named executive officers’ coverage.

(c)	The named executive officers receive long-term disability coverage equal to sixty percent (60%) of the named executive officer’s base salary with a $10,000 per month maximum in the event of a long-term disability, which benefit is taxable to the named executive officer. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the named executive officers’ supplemental coverage paid by the Company.

Employment Agreements

The Company currently has employment agreements in place with each of the following named executive officers: Robert L. Evans, William E. Mudd, William C. Carstanjen and Vernon D. Niven III. Steven P. Sexton has not entered into an employment agreement with the Company. With the exception of Mr. Evans, whose agreement provides for a three-year term of employment that commenced on August 14, 2006, each of the employment agreements is for an unspecified term and may be terminated by the Company or the executive at-will, subject, in the case of a termination by the Company, to an obligation to make certain payments (see “Potential Payments Upon Termination or Change of Control” below). Under the agreements, the Company pays base salaries to the named executive officers at the following annual rates for 2008: $475,000 for Mr. Evans; $300,800 for Mr. Mudd; $344,000 for Mr. Carstanjen; and $315,000 for Mr. Niven.

The employment agreements of Mr. Evans, Mr. Mudd, and Mr. Carstanjen each provide for the Company to grant shares of restricted stock to the executive with the vesting schedules described in the individual agreements. Each of these executives is also eligible to participate in the Company’s 2000 Employee Stock Purchase Plan and the ICP. The agreements also generally provide that the executives may participate in the Company’s health plans, life insurance plans and 401(k) Retirement Plan on a comparable basis as generally offered to other employees and executives of the Company. Each agreement provides for either an automobile or ground transportation allowance.

Pursuant to each of Mr. Evans’, Mr. Mudd’s and Mr. Niven’s agreements, each is subject to a two year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company. Additionally, each of Mr. Evans, Mr. Mudd and Mr. Niven is also subject to a two year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

On February 8, 2009, Mr. Niven gave notice of his resignation from his position as Executive Vice President, Technology Initiatives of the Company. In order to induce him to remain in his current position with the Company until June 7, 2009 (the “Termination Date”), and to facilitate the transition of the Company’s business and affairs, the Company entered into a retention bonus agreement with Mr. Niven, pursuant to the terms of a Letter Agreement, accepted as of March 10, 2009 (the “Retention Agreement”). Under the terms of the Retention Agreement, if Mr. Niven remains employed with the Company and continuously adheres to the current terms of his employment through the Termination Date, or if the Company terminates his employment for other than (1) “just cause,” as defined in his employment agreement, (2) death or (3) disability, then he will receive a cash lump sum retention bonus payment in the amount of $75,000, less applicable withholding and deductions. If Mr. Niven’s employment terminates prior to the Termination Date for any other reason, he will not be entitled to the retention bonus. Further, the Retention Agreement provides that Mr. Niven will not be entitled to any severance or short- or long-term incentive payments or benefits, or any other payments or benefits under his employment agreement.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2008

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 17.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Robert L. Evans	n/a	$168,750	$337,500	$675,000	-0-	-0-	-0-	-0-
William E. Mudd	n/a	$87,000	$174,000	$348,000	-0-	-0-	-0-	-0-
William C. Carstanjen	n/a	$96,000	$192,000	$384,000	-0-	-0-	-0-	-0-
Vernon D. Niven III	n/a	$90,000	$180,000	$360,000	-0-	-0-	-0-	-0-
Steven P. Sexton	n/a	$90,000	$180,000	$360,000	-0-	-0-	-0-	-0-

(1)	Represents annual incentive bonus opportunities under the ICP for each of the named executive officers awarded. See “Compensation Discussion and Analysis” beginning on page 21. Actual bonus payments for 2008 are also listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 33.

Outstanding Equity Awards at Fiscal Year-End

For Fiscal Year Ended December 31, 2008

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(6)
Robert L. Evans	102,915	27,085	(1)		$36.16	08/14/12	68,250	(2)	$2,758,665	67,500	$2,728,350
William E. Mudd	1,500	3,000	(3)		$52.58	10/15/17	2,500	(4)	$101,050	-0-	-0-
William C. Carstanjen	-0-	-0-			-0-	-0-	11,000	(5)	$444,620	-0-	-0-
Vernon D. Niven III	-0-	-0-			-0-	-0-	-0-		-0-	-0-	-0-
Steven P. Sexton	8,000 10,618 1,589 9,950	-0- -0- -0- -0-		$ $ $ $	31.05 27.23 35.95 38.92	05/05/11 11/13/11 06/19/12 11/12/12	-0- -0- -0- 5,757	(5)	$-0- -0- -0- 232,698	-0- -0- -0- -0-	-0- -0- -0- -0-

(1)	Represents options granted to Mr. Evans on August 14, 2006 pursuant to his employment agreement. Mr. Evans’ unvested options will become exercisable with respect to equal installments of 10,833 shares on the last day of each calendar quarter through June 30, 2009, with a final installment of 5,420 shares on September 30, 2009.

(2)	Includes 34,125 restricted stock units granted to Mr. Evans on July 18, 2006 pursuant to his employment agreement. Mr. Evans’ remaining unvested award will vest in equal quarterly installments of 3,250 restricted stock units through June 30, 2011 and will vest in a final installment of 1,625 restricted stock units on September 30, 2011. Upon vesting, the units will be distributed in shares of Common Stock. The units do not have voting or dividend rights prior to vesting. Also includes 34,125 shares of restricted stock which vest in equal quarterly installments of 3,250 shares of restricted stock on the last day of each calendar quarter through June 30, 2011 and a final installment of 1,625 shares of restricted stock that will vest on September 30, 2011.

(3)	Represents options granted to Mr. Mudd as of October 15, 2007 (in accordance with the terms of his employment agreement), with an exercise price equal to the closing price for the underlying shares on the grant date. These options vest proportionately on an annual basis over a three-year period, such that one-third of the options vested on October 15, 2008; one-third will vest on October 15, 2009 and one-third will vest on October 15, 2010.

(4)	Represents service-based restricted stock award under our 2007 Omnibus Plan that will become vested upon expiration of a three-year restriction period commencing on the date of grant and ending on October 15, 2010.

(5)	Represents service-based restricted stock award under our 2004 Restricted Stock Plan that will become vested upon expiration of a five year restriction period commencing on the date of grant. Of Mr. Carstanjen’s 11,000 shares, 5,500 shares vest on July 5, 2010 and 5,500 shares vest on November 9, 2010; and of Mr. Sexton’s 5,757 shares, 2,109 shares vest on November 18, 2009, 137 shares vest on March 10, 2010 and 3,511 shares vest on November 9, 2010.

(6)	Based on the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2008 of $40.42 per share.

(7)	Represents 67,500 shares of restricted stock awarded to Mr. Evans on July 18, 2006 pursuant to his employment agreement that will vest in increments of 22,500 shares upon the Company’s share price reaching certain levels over a specified period of consecutive trading days.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert L. Evans	-0-	-0-	26,000	$1,114,815
William E. Mudd	-0-	-0-	-0-	-0-
William C. Carstanjen	-0-	-0-	-0-	-0-
Vernon D. Niven III	-0-	-0-	-0-	-0-
Steven P. Sexton	-0-	-0-	-0-	-0-

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

Nonqualified Deferred Compensation

For Fiscal Year Ended December 31, 2008

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)
Robert L. Evans	$631,610	$13,895	$12,956	-0-	$824,433
William E. Mudd	-0-	-0-	-0-	-0-	-0-
William C. Carstanjen	-0-	-0-	-0-	-0-	-0-
Vernon D. Niven III	15,662	9,683	830	-0-	53,045
Steven P. Sexton	56,250	9,231	(109,537)	-0-	340,731

(1)	The amounts in this column are also included in the Summary Compensation Table on page 33, in the salary column or the non-equity incentive plan compensation column.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 33, in the all other compensation column as a part of the defined contribution plan match.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2008($)	Previous Years($)	Total
Robert L. Evans	$645,505	$161,938	$807,443
William E. Mudd	-0-	-0-	-0-
William C. Carstanjen	-0-	-0-	-0-
Vernon D. Niven III	25,345	26,205	51,550
Steven P. Sexton	65,481	230,607	296,088

The Nonqualified Deferred Compensation table above shows information about the Company’s deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan operates in a similar manner as the Company’s 401(k) plan, whereby participants can manage their self-directed accounts to allocate balances among various investment alternatives, which determine gains or losses under the plan. A company match is provided for amounts deferred above the qualified plan limits. The plan is unfunded for ERISA purposes and subject to forfeiture in the event of insolvency or bankruptcy by the Company. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each named executive officer in each situation upon termination of the executive as of December 31, 2008 is listed in the table below.

Name	Cash Severance Payment	Continuation of Medical/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards(1)		Excise Tax Gross-up	Total Benefits
Robert L. Evans
Involuntary or good reason termination	$475,000	$-0-	$-0-	(2)	$-0-	$475,000
Change in control without termination	-0-	-0-	2,801,401	(3)	-0-	2,801,401
Involuntary or good reason termination within 2 years of change in control	475,000	-0-	5,602,401	(4)	-0-	6,077,401
William E. Mudd
Involuntary or good reason termination within 18 months of hire date	$754,000	$7,338	$101,050		$-0-	$862,338
Involuntary or good reason termination after 18 months of hire date	263,230	4,892	101,050		-0-	369,172
Change in control without termination	-0-	-0-	101,050		-0-	101,050
Involuntary or good reason termination within 2 years of change in control	754,000	7,338	1,601,050	(5)	915,989	3,278,377
William C. Carstanjen
Involuntary or good reason termination	$894,000	$6,720	$444,620		$-0-	$1,345,340
Change in control without termination	-0-	-0-	444,620		-0-	444,620
Involuntary or good reason termination within 2 years of change in control	894,000	6,720	3,694,620	(5)	1,856,222	6,451,562
Vernon D. Niven III
Involuntary or good reason termination	$312,173	$4,452	$1,350,000	(6)	$-0-	$1,666,625
Change in control without termination	-0-	-0-	3,375,000	(7)	-0-	3,375,000
Involuntary or good reason termination after a change in control	312,173	4,452	3,375,000	(7)	-0-	3,691,625
Steven P. Sexton
Involuntary or good reason termination	$480,000	$9,125	$-0-		$-0-	$489,125
Change in control without termination	-0-	-0-	232,698		-0-	232,698
Involuntary or good reason termination within 2 years of change in control	480,000	9,125	2,732,698	(5)	-0-	3,221,823

(1)	Represents the market value as of December 31, 2008 of restricted stock awards and the spread between exercise and market prices as of December 31, 2008 for option awards. For purposes of this disclosure, market value is the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2008 of $40.42 per share.

(2)	In the event of involuntary or good reason termination, Mr. Evans would vest in only those equity awards scheduled to vest up to and during the quarter in which such termination occurs; equity awards scheduled to vest after such quarter would be forfeited. This value reflects the fact that on December 31, 2008, Mr. Evans would have fully vested in those equity awards scheduled to vest during the quarter and thus no awards pertaining to the quarter would have remained unvested and subject to acceleration of vesting.

(3)	Represents the market value of fifty percent (50%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2008. In the event of a change in control, Mr. Evans would immediately vest in fifty percent (50%) of his unvested equity awards as of the time of the change in control; remaining unvested equity awards would continue to vest based on existing vesting schedules.

(4)	Represents the market value of one hundred percent (100%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2008. In the event of involuntary or good reason termination within two years of a change in control, Mr. Evans would vest in any then-remaining unvested equity awards.

(5)	Includes amounts related to (i) acceleration of equity awards made pursuant to the Company’s 2004 Restricted Stock Plan and 2007 Omnibus Plan, as applicable; and (ii) fifty percent (50%) of unforfeited long-term incentive opportunities remaining to each of Mr. Mudd, Mr. Carstanjen and Mr. Sexton as of December 31, 2008 under the Company LTIP. The Company LTIP provides that amounts related to accelerated unforfeited long-term incentive opportunities shall be paid in Company stock, except that the Company’s Compensation Committee may, in the exercise of its discretion, pay such amounts in cash.

(6)	Represents twenty percent (20%) of the unforfeited long-term incentive opportunity remaining to Mr. Niven as of December 31, 2008 under the TwinSpires LTIP and which amount is payable in this instance according to the terms of Mr. Niven’s employment agreement with the Company.

(7)	Represents fifty percent (50%) of unforfeited long-term incentive opportunity remaining to Mr. Niven as of December 31, 2008 under the TwinSpires LTIP, which amount is payable upon a change of control according to the terms of the TwinSpires LTIP. The TwinSpires LTIP provides that amounts related to accelerated unforfeited long-term incentive opportunities shall be paid in Company stock, except that the Company’s Compensation Committee may, in the exercise of its discretion, pay such amounts in cash.

Severance Benefits. The employment agreements provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Evans. Base salary, continued vesting of equity incentives, and health and welfare benefits, each through the end of the calendar quarter in which the termination occurs.

Mr. Carstanjen. Base salary for 24 months; pro rata annual bonus for the year in which the termination occurs, at a minimum of the target level; accelerated vesting of any restricted stock; and health and welfare benefits for six months following the termination.

Mr. Mudd. Base salary for 24 months if termination occurs within 18 months of the date of hire, otherwise severance will be based on length of service as per the Company’s executive severance plan; pro rata annual bonus for the year in which the termination occurs, at a minimum of the target level; accelerated vesting of any restricted stock and stock options; and health and welfare benefits for six months following the termination.

Mr. Niven. Base salary through the end of the month in which severance occurs; any additional severance due under the executive severance policy; pro-rata annual bonus for the year payable at target; balance of any long-term incentive award earned but not yet paid; 20% of any unforfeited long-term incentive opportunity remaining at the time of termination.

Mr. Sexton. In connection with a Company reorganization effective as of January 19, 2009, the Company (with the approval of the Compensation Committee of the Board of Directors) and Mr. Sexton agreed to amend

Mr. Sexton’s offer letter to provide that if Mr. Sexton’s employment is terminated by the Company without just cause prior to August 1, 2011, he will receive a lump sum payment equal to his base salary for 24 months. On and after August 1, 2011, Mr. Sexton will be eligible to receive severance under the Company’s executive severance plan, as was the case for Mr. Sexton as of December 31, 2008.

The Company’s executive severance plan provides severance equal to four weeks of salary per year of service (up to a maximum of 52 weeks) for Executive Vice Presidents and two weeks of salary per year of service for Vice Presidents (up to a maximum of 26 weeks) in the case of Job Elimination. Job Elimination is the involuntary separation of an executive without cause due to elimination of an executive’s position or duties due to a restructuring, cost containment, or other reasons not related to job performance. Therefore, this plan does not provide a severance payment to an executive who is terminated due to poor performance.

Change in Control Benefits. The employment agreement for Mr. Evans also provides for the following change in control provisions. Upon a change in control, as defined in his agreement, 50% of any unvested equity grants made as part of his employment agreement will vest. If Mr. Evans is terminated within two years following a change in control, he will receive severance as above, the vesting on the remaining unvested equity from his initial grant will be accelerated, and the Company will provide full tax gross-up payments on any excise taxes under Code Section 280G, which provides for a 20% additional tax on certain payments made upon a change in control. Mr. Carstanjen and Mr. Mudd are also entitled, under the terms of their employment agreements, to full tax gross-up payments on any excise taxes under Code Section 280G if either of them is terminated within two years following a change in control. The Company LTIP, in which Mr. Carstanjen, Mr. Mudd and Mr. Sexton participate, provides that fifty percent (50%) of any then-outstanding but unearned awards will vest if a participant is terminated within twenty-four (24) months of a change in control (a “double trigger”).

In accordance with the terms of the TwinSpires LTIP, upon a change in control of the Company or the sale of the Company’s online business unit, Mr. Niven will receive the balance of any long-term incentive award earned but not yet paid and fifty percent (50%) of any unforfeited long-term incentive opportunity remaining at the time of the change in control, regardless of continued employment (a “single trigger”). As discussed in the Compensation Discussion and Analysis above, the Company’s Compensation Committee terminated the TwinSpires LTIP in March 2009, subject to the receipt of an executed waiver and award agreement by each TwinSpires LTIP participant, including Mr. Niven. Based on Mr. Niven’s resignation from his position with the Company, he will not be eligible to participate in the Company LTIP.

Mr. Carstanjen, Mr. Mudd and Mr. Sexton have received stock option and/or restricted stock grants from the Company in prior years. Under the terms of the grant agreements with Mr. Carstanjen and Mr. Sexton entered into pursuant to the Company’s 2004 Restricted Stock Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon a change in control. Under the terms of the grant agreements entered into with Mr. Mudd pursuant to the Company’s 2007 Omnibus Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon the occurrence of both a change in control and the subsequent termination of the recipient, unless the terms of such recipient’s employment agreement specify otherwise. Mr. Mudd’s employment agreement provides for accelerated vesting of all equity awards in the event of either a change in control or involuntary termination of Mr. Mudd’s employment.

Certain Relationships and Related Transactions

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including, without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the similar interest of the related person interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

During the past fiscal year, the Company did not engage in any transactions in which any director, officer or 5% shareholder of the Company had any material interest, except as described below.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering or the Louisiana State Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

On September 8, 2000, Arlington Park Racecourse, LLC (“Arlington”), then a wholly-owned subsidiary of the Company, entered into a lease and option to purchase agreement by which Arlington leases from The Duchossois Group, Inc. (formerly known as Duchossois Industries, Inc.) approximately 68 acres of real estate adjacent to the racetrack in Arlington Heights, Illinois, for use in Arlington’s backside operations. For 2008, Arlington paid $502,471 to The Duchossois Group, Inc. pursuant to the lease and option to purchase agreement. Richard L. Duchossois is the Chairman of The Duchossois Group, Inc.; Craig J. Duchossois is the Chief Executive Officer and a Director of The Duchossois Group, Inc. and Robert L. Fealy is the Executive Vice President and a Director of The Duchossois Group, Inc. Each of Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Fealy is a Director of the Company.

Churchill Downs Incorporated

Audit Committee Report

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of five directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the Securities and Exchange Commission and the NASDAQ exchange to be considered an “independent director.” The Board has also determined that one member, Darrell R. Wells, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee has an Audit Committee Charter (the “Charter”), which was revised by the Committee on July 30, 2007 and approved by the Board on September 20, 2007. The Committee’s actions are determined by this Charter, which includes monitoring and oversight of the financial reporting process, the system of internal controls, the internal audit function, the independent auditors and the Company’s procedures for legal and regulatory compliance. The Committee’s job is one of oversight and the Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

•

Met four times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2008; at each such meeting, the Committee met in executive session with the Company’s Chief Compliance Officer.

•

Discussed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which sets forth required communication between independent auditors and audit committees.

•

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

•

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

•	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

•	Discussed with management and the independent auditors the quality of the Company’s internal controls.

•	Reviewed and approved all related person transactions.

•	Self-evaluated the effectiveness of the Committee.

•	Evaluated the effectiveness of the Company’s internal audit function.

•

Reviewed and approved the 2008 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

•

In February 2009, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2009. The Committee also reviewed and pre-approved the 2009 audit fees for services related to the first quarter Form 10-Q review.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Darrell R. Wells, Chairman

Leonard S. Coleman, Jr.

Daniel P. Harrington

Susan E. Packard

R. Alex Rankin

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the Securities and Exchange Commission with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the Securities and Exchange Commission or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements, except in the following instances: the Company filed late one Form 4 for each of Mr. Robert Fealy, Mr. Richard L. Duchossois and Mr. Daniel P. Harrington reporting the acquisition of Company stock related to deferred shares awarded under the Company’s 2005 Deferred Compensation Plan; and the Company, on behalf of Mr. J. David Grissom, filed late one Form 4 reporting a charitable contribution of Company stock. The Company had timely notice of each of these transactions, but filed the appropriate Forms 4 after the applicable deadline in each instance.

Multiple Shareholders Sharing the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement, please notify your broker. You may direct your written request for a copy of the Proxy Statement to Churchill Downs Incorporated, Attn: Bridgett Gatewood, 700 Central Avenue, Louisville, Kentucky 40208, or at 502-636-4400. If your broker is not currently householding (i.e., you received multiple copies of the Company’s Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker.

Proposals by Shareholders

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and Proxy for presentation at the annual meeting of shareholders to be held in 2010 must be received by the Company at 700 Central Avenue, Louisville, Kentucky 40208, Attention of the Secretary, no later than December 29, 2009. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2010 annual meeting of shareholders must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2010 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than March 20, 2010, and no sooner than February 18, 2010. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert L. Evans

President and Chief Executive Officer

Rebecca C. Reed

Senior Vice President and Secretary

Louisville, Kentucky

April 28, 2009

PLEASE SIGN AND RETURN THE ENCLOSED PROXY

OR VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

CHURCHILL DOWNS INCORPORATED ATTN: INVESTOR RELATIONS 700 CENTRAL AVENUE LOUISVILLE, KY 40208

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Churchill Downs Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Churchill Downs Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to return this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHURC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHURCHILL DOWNS INCORPORATED		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors unanimously recommends a vote FOR the following proposals:		All	All	Except
Vote on Directors		☐	☐	☐
1. Election of Class I Directors for a term of three (3) years
(Proposal No. 1)
Nominees:
01) Leonard S. Coleman, Jr.
02) Craig J. Duchossois
03) Robert L. Evans
04) G. Watts Humphrey, Jr.
Vote on Proposals							For	Against	Abstain

2. Proposal to ratify the appointment of James F. McDonald and R. Alex Rankin as Class II directors, serving terms expiring at the Company’s 2010 Annual Meeting of Shareholders (Proposal No. 2).							☐	☐	☐

3.   Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for Churchill Downs Incorporated for the year ending December 31, 2009 (Proposal No. 3).

							☐	☐	☐

4.   Proposal to approve the material terms of the performance goals and maximum awards payable as established by the special subcommittee of the Compensation Committee of the Board of Directors for the payment of compensation to Robert L. Evans, William C. Carstanjen, William E. Mudd and Steven P. Sexton under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (Proposal No. 4).

							☐	☐	☐

UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 2, FOR PROPOSAL NO. 3, FOR PROPOSAL NO 4. AND FOR THE ELECTION OF ALL CLASS I DIRECTORS DESIGNATED UNDER PROPOSAL NO. 1. Please sign, date and return this Proxy promptly in the enclosed envelope.
							Yes	No
MATERIALS ELECTION					Please indicate if you plan to attend this meeting.		☐	☐
As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.		☐			(Please sign this Proxy exactly as name(s) appear(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title.)

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

CHURC2

PROXY
CHURCHILL DOWNS INCORPORATED
700 Central Avenue Louisville, Kentucky 40208
ANNUAL MEETING OF SHAREHOLDERS - JUNE 18, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Robert L. Fealy and Susan E. Packard, and any of them, as Proxies with full power to appoint a substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the undersigned at the Annual Meeting of Shareholders to be held on Thursday, June 18, 2009, or any adjournment thereof, hereby revoking any Proxy heretofore given.